EXHIBIT 99.1

HealthWarehouse.com Places $3.3 Million in Preferred Stock and
$1 Million in Convertible Debt

Additional Capital Will Be Used To Further Accelerate Growth

CINCINNATI, November 10, 2010 — HealthWarehouse.com, Inc. (OTC Bulletin Board: HEWA), a leading VIPPS accredited retail mail-order pharmacy, announced today that it has placed a total of $4.3 million in equity and convertible debt with independent investors.

The investment will be used primarily to expand the company’s online presence while upgrading its technology infrastructure to keep pace with rising demand for its FDA-approved generic prescription drugs, as well as pay for indebtedness, expansion and working capital.

HealthWarehouse.com delivers more than 4,500 FDA-approved prescription and over-the-counter medications with free shipping to consumers in 49 states, often at lower prices than traditional retailers and average insurance co-pays. Consumers on maintenance medications for conditions such as asthma, diabetes, high blood pressure and high cholesterol can obtain a 1 year supply of medications, if prescribed by their doctor, eliminating the need for visits to the pharmacy and inconvenient refills.

In 2009, HealthWarehouse.com became one of only 24 pharmacies to receive VIPPS accreditation (Verified Internet Pharmacy Practice Sites issued by the National Association of Boards of Pharmacy). Since that time, the company has doubled its customer base while receiving two consecutive Bizrate Circle of Excellence Awards for exceptional customer service and satisfaction.

“As a result of the new health care legislation, consumers across the nation are increasingly taking control of their healthcare decisions, leading to a shift away from insurance-centric healthcare to patient-directed healthcare, “said Lloyd I. Miller III, an independent investor participating in this transaction.  “HealthWarehouse.com is at the right place at the right time by selling prescription medications direct to the consumer, in a convenient way, at a price lower than most insurance co-pays.”

Shipped from its 20,000 square foot warehouse in Cincinnati, Ohio, HealthWarehouse.com delivers over 4,500 products to the consumer’s doorstep including:

100 Commerce Blvd • Cincinnati, OH 45140
Tel: (866) 885-0508 • Fax: (866) 821-3784 • www.HealthWarehouse.com

EXHIBIT 99.1

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Generic and brand name prescription medications such as Simvastatin (generic Zocor), Fluoxetine (generic Prozac), Levothyroxine (generic Synthroid), Anastrazole (generic Armidex), as well as brand names such as Lipitor, Viagra, Lyrica, and Propecia.

•	Diabetic supplies including test strips, blood glucose meters, insulin syringes and pen needles from companies such as Bayer, Johnson & Johnson and Abbott.
•	Over-The-Counter medications to treat allergies, nasal congestion, fevers as well as oral care, digestive health and hair care products.

“The way Americans have filled their prescriptions and purchase their medical supplies has not changed in decades; we simply identified a direct path to the consumer eliminating unnecessary layers of distribution in the supply chain which add cost,” said Lalit Dhadphale, co-founder, President and CEO of HealthWarehouse.com.  “Most Americans have relied on their employers to provide health insurance, but as employers struggle to contain their healthcare costs, more of the burden is being passed to employees in the form of expensive drug co-pays. As a result, consumers are taking increased control over their well being and shifting to lower-cost alternatives for their healthcare needs without compromising on quality or convenience.”

Kaufman Bros, L.P. acted as the sole placement agent to HealthWarehouse.com, Inc. for this transaction.

About HealthWarehouse.com

HealthWarehouse.com, Inc. (OTC Bulletin Board: HEWA) is a trusted, VIPPS accredited retail mail-order pharmacy based in Cincinnati, Ohio. HealthWarehouse.com offers 300 prescription drugs for $3.50 with 100% FREE shipping and is a 2009 & 2010 winner of the Bizrate Circle of Excellence Award for outstanding customer satisfaction and service. With a mission to provide affordable healthcare to every American by eliminating inefficiencies in the drug distribution chain, HealthWarehouse.com has become one of the fastest growing online pharmacies in the United States. HealthWarehouse.com is licensed in 49 states and only sells drugs which are FDA-approved and legal for sale in the United States.  Visit HealthWarehouse.com online at http://www.HealthWarehouse.com.

100 Commerce Blvd • Cincinnati, OH 45140
Tel: (866) 885-0508 • Fax: (866) 821-3784 • www.HealthWarehouse.com